Exhibit 10.37

CLAYTON WILLIAMS ENERGY, INC.

OPTION AGREEMENT

1993 STOCK COMPENSATION PLAN

Optionee	Date of Grant

At the direction of the Compensation Committee appointed by the Board of Directors of Clayton Williams Energy, Inc. (the “Company”), you are hereby notified that you have been granted an option pursuant to the 1993 Stock Compensation Plan (the “Plan”).  The grant of this option is specifically subject to the terms and conditions of the Plan.

The option granted to you is to purchase                   shares of the $.10 par value common stock of the Company at a price of $               per share.  The date of grant of this option is the date of this Option Agreement.

The option granted to you will expire ten (10) years from the date of grant.

A copy of the Plan and the Prospectus which relates thereto are enclosed for your information.  To the extent you wish a copy of the documents incorporated by reference in the enclosed Prospectus, please contact Paul Latham, the Company’s compliance representative.

At the time or times you wish to exercise this option, in whole or in part, please refer to the Plan and the Prospectus for the details regarding the formalities required.

CLAYTON WILLIAMS ENERGY, INC.

By:
L. Paul Latham
Executive Vice-President

Acknowledged:

Optionee –